Exhibit 10.5

[Month, Year] Award

COMMON STOCK UNIT AGREEMENT

under the

SUNOCO, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN II

This Common Stock Unit Agreement (the “Agreement”), entered into as of                                      (the “Agreement Date”), by and between Sunoco, Inc. (“Sunoco”) and                                              , an employee of the Sunoco or one of its Affiliates (the “Participant”);

WITNESSETH:

WHEREAS, in order to make certain awards to key employees of Sunoco and its Affiliates, Sunoco maintains the Sunoco, Inc. Long-Term Performance Enhancement Plan II (the “Plan”), approved by shareholders at Sunoco’s 2001 Annual Meeting; and

WHEREAS, the Plan is administered by a Committee (the “Committee”) appointed by the Sunoco’s Board of Directors and consisting of at least two (2) members of such Board, each of whom meets the applicable requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code; and

WHEREAS, the Committee has determined to grant to Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of Common Stock Units (“CSUs”), representing rights to receive shares of Common Stock which are subject to a risk of forfeiture by the Participant, with the payout of such CSUs being conditioned upon the Participant’s continued employment with Sunoco or one of its Affiliates through the end of a [three to five]-year vesting period; and

WHEREAS, the Participant has determined to accept such Award;

NOW, THEREFORE, Sunoco and the Participant each, intending to be legally bound hereby, agree as follows:

ARTICLE I

AWARD OF COMMON STOCK UNITS

1.1	Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a) Participant	:

(b) Date of Grant	:

(c) Number of CSUs	:

(d) Vesting Period	:

Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.2	Award of CSUs. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted the number of CSUs set forth herein at Section 1.1.

1.3	Dividend Equivalents. The Participant shall be entitled to receive payment from Sunoco in an amount equal to each cash dividend (“Dividend Equivalent”) payable subsequent to the Date of Grant, just as though such Participant, on the applicable record date for payment of such dividend, had been the holder of record of shares of Common Stock equal to the actual number of CSUs, if any, earned and received by the Participant at the end of the Vesting Period. Sunoco shall establish a bookkeeping methodology to account for the Dividend Equivalents to be credited to the Participant. The Dividend Equivalents will not bear interest.

1.4	Payment of CSUs and Related Dividend Equivalents.

(a)

Full payout of the Award is conditioned only upon the Participant’s continued employment with Sunoco or one of its Affiliates throughout the [three to five]-year Vesting Period beginning on                                                   and ending on                                         . The full Award shall become vested and payable, if the Participant is employed by Sunoco or one of its Affiliates at such time. Actual payment in respect of the earned CSUs and the earned Dividend Equivalent Account shall be made to the Participant within two and one-half (2- 1/2) months after the Vesting Period for such CSUs has ended.

(1)	Payment in respect of CSUs earned. Except as provided by Section 1.5 hereof, all payment for CSUs earned shall be made in shares of Common Stock. The number of shares paid shall be equal to the number of CSUs earned.

(2)

Payment of Related Earned Dividend Equivalents. The Participant will be entitled to receive from Sunoco, within two and one-half (2- 1/2) months after the end of the Vesting Period, cash payment in respect of the related Dividend Equivalents earned.

Applicable federal, state and local taxes shall be withheld in accordance with Section 2.6 hereof.

(b)	Notwithstanding the foregoing, and at the discretion of the Committee, any Participant subject to the minimum stock ownership guidelines (established from time to time by the Committee or Sunoco), but failing to meet the ownership requirement applicable to the Participant within the prescribed period may receive a number of shares of Common Stock upon payment of the Common Stock Units, subject to the following restrictions which will remain in place until compliance with such ownership guidelines is attained:

(1)	The number of shares subject to the restrictions will be equal to the total number of Common Stock Units being paid out, minus the number of shares of Common Stock used to pay applicable federal, state and local withholding tax on the total payment of such Common Stock Units.

(2)	Other than transfers to family members or trusts that are permitted in accordance with the applicable stock ownership guidelines, and that will not result in a reduction in the level of ownership attributable to the Participant under such guidelines, the Participant shall be prohibited from effecting the sale, exchange, transfer, pledge, hypothecation, gift or other disposition of such shares of Common Stock until the earlier of:

(i)	attainment of compliance with applicable stock ownership guidelines;

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(ii)	the Participant’s death, retirement, or permanent disability (as determined by the Committee); or

(iii)	occurrence of the Participant’s Employment Termination Date, for any reason other than Just Cause.

(3)	The restrictions will apply to any new, additional, or different securities the Participant may become entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of Sunoco.

(c)	Until the restrictions described in Section 1.5(b) above lapse, the shares will be held in “book-entry form” and appropriate notation of these restrictions will be maintained in the records of Sunoco’s transfer agent and registrar. Any share certificate representing such shares will bear a conspicuous legend evidencing these restrictions, and Sunoco may require the Participant to deposit the share certificate with Sunoco or its agent, endorsed in blank or accompanied by a duly executed irrevocable stock power or other instrument of transfer.

1.5	Change in Control.

(a)	Form of Payment of CSUs. In the event of a Change in Control of Sunoco, all the Participant’s CSUs outstanding as of the Change in Control shall be payable to the Participant in cash or stock, as determined by the Committee prior to the Change in Control, as follows:

(1)	if the Participant is to receive stock, the Participant will receive shares of Common Stock equal in number to the total number of CSUs granted to the Participant; or

(2)	if the Participant is to receive cash, the Participant will be paid an amount in cash equal to the number of CSUs outstanding multiplied by the greater of:

(i)

the highest price per share of Common Stock paid in connection with any Change in Control during the period starting on the sixtieth (60th) calendar day immediately prior to the Change in Control and ending on the earlier of (a) the ninetieth (90th) calendar day following the Change in Control or (b) the last day of the two and one-half (2- 1/2) months following the end of the calendar year in which the date of the such Change in Control occurs; and

(ii)	the highest trading price per share of Common Stock reflected in the consolidated trading tables of The Wall Street Journal (presently the New York Stock Exchange Composite Transactions quotations) during the 60-day period immediately prior to the Change in Control.

Such amount will be reduced by the applicable federal, state and local withholding taxes due, as provided in Section 2.6 hereof.

(b)	Timing of Payment.

(1)	CSUs:

The cash or stock, as the case may be, shall be paid out to the Participant no later than the earlier of (i) ninety (90) days following the date of occurrence of such Change in Control or (ii) two and one-half (2- 1/2)

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months following the end of the calendar year in which the date of such Change in Control occurs (the “CSU Payout Date”), regardless of whether the applicable Vesting Period has expired.

(2)	DIVIDEND EQUIVALENTS:

On or before the CSU Payout Date, the Participant will be paid an amount in cash equal to the value of the Dividend Equivalent amounts, if any, credited to the Participant immediately preceding the Change in Control.

(c)	Eligibility for Payout. Payout of CSUs and the related earned Dividend Equivalents shall be made to each Participant:

(1) who is employed by Sunoco or one of its Affiliates on the CSU Payout Date; or

(2) whose employment relationship with Sunoco or one of its Affiliates is terminated:

(i)	as a result of any Qualifying Termination prior to the CSU Payout Date; or

(ii)	as a result of either of the following, prior to the CSU Payout Date:

(A)	death; or

(B)	permanent disability or retirement (as each is determined by the Committee).

1.6	Termination of Employment.

(a)	Death or Disability. The Committee has determined that no portion of the Participant’s CSUs and related Dividend Equivalents shall be forfeited as a result of the occurrence, prior to the end of the Vesting Period, of either of the following:

(1)	the death of the Participant; or

(2)	the termination of the Participant’s employment with Sunoco or one of its Affiliates by reason permanent disability (as each is determined by the Committee).

Instead, the Participant’s CSUs and related Dividend Equivalents shall remain and be paid out as though the Participant had continued in the employment of Sunoco or one of its Affiliates through the end of the applicable Vesting Period, and shall be paid on the first day of the second month folllowing the date on which the employment relationship between Participant and the Company is terminated as provided above in this Section 1.6(a).

(b)	Other Termination of Employment. Upon termination of the Participant’s employment with Sunoco or one of its Affiliates prior to the end of the Vesting Period (except as provided in Sections 1.5 and 1.6(a) above, or as determined by the Committee), the Participant shall forfeit 100% of such Participant’s CSUs, together with the related Dividend Equivalents, and the Participant shall not be entitled to receive any Common Stock or any payment of any Dividend Equivalents.

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ARTICLE II

GENERAL PROVISIONS

2.1	Non-Assignability. The CSUs and the related earned Dividend Equivalents covered by this Agreement shall not be assignable or transferable by the Participant, except by will or the laws of descent and distribution, unless otherwise provided by the Committee. During the life of the Participant, the CSUs and the related Dividend Equivalents covered by this Agreement shall be payable only to the Participant or the guardian or legal representative of such Participant, unless the Committee provides otherwise.

2.2	Heirs and Successors. This Agreement shall be binding upon and inure to the benefit of, Sunoco and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Sunoco’s assets and business. In the event of the Participant’s death prior to payment of the CSUs and/or the related Dividend Equivalents, payment may be made to the estate of the Participant to the extent such payment is otherwise permitted by this Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the legal representative or representatives of the estate of the Participant.

2.3	No Right of Continued Employment; Effect of Disaffiliation. The receipt of this award does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the employment of Sunoco or any of its Affiliates, or to continue to be nominated or serve on the Board of Directors. Nothing in the Plan or in this Agreement shall affect any right which Sunoco or any of its Affiliates may have to terminate the employment of the Participant. The payment of earned CSUs, and the related Dividend Equivalents, under this Agreement shall not give Sunoco or any of its Affiliates any right to the continued services of the Participant for any period. Upon the sale or other disposition of an Affiliate by Sunoco, with the Participant remaining employed by such former Affiliate, the Participant shall be deemed, for all purposes under the Plan, to have terminated the Participant’s employment relationship with Sunoco and its remaining Affiliates.

2.4	Rights as a Shareholder. Neither the Participant nor any other person shall be entitled to the privileges of stock ownership, or otherwise have any rights as a shareholder, by reason of the award of CSUs covered by this Agreement or any shares issuable in respect of such CSUs, unless and until such shares have been validly issued to such Participant or such other person as fully paid shares.

2.5	Registration of Shares. Notwithstanding any other provision of this Agreement, the CSUs shall not be or become payable in whole or in part unless a registration statement with respect to the shares of Common Stock subject thereto has been filed with the Securities and Exchange Commission and has become effective.

2.6	Tax Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes.

(a)	Payment in Cash. Cash payments in respect of any earned CSUs, and/or the related Dividend Equivalents, shall be made net of any applicable federal, state, or local withholding taxes.

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(b)	Payment in Stock. Immediately prior to the payment of any shares of Common Stock to Participant in respect of earned CSUs, the Participant shall remit an amount sufficient to satisfy any Federal, state and/or local withholding tax due on the receipt of such Common Stock. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock (otherwise payable to Participant in respect of such earned CSUs) having a value, as of the date of such earned CSUs first became payable, sufficient to satisfy the applicable tax obligation.

2.7	Adjustments.

(a)	In the event of a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each a “Share Change”), the Committee or Board of Directors shall make an equitable and proportionate anti-dilution adjustment to offset any resultant change in the per-share price of the Company’s Common Stock, and preserve the intrinsic value of Stock Options, Common Stock Units and other awards theretofore granted under the Plan. Such mandatory adjustment may include a change in one or more of the following: (1) the aggregate number of shares of Common Stock reserved for issuance and delivery under the Plan; (2) the number of shares of Common Stock or other securities subject to outstanding awards under the Plan; (3) the exercise price of outstanding Options; and (4) other similar matters.

(b)	In the event of a merger, amalgamation, consolidation, acquisition of property or shares, separation, spinoff, other distribution of stock or property (including any extraordinary cash or stock dividend), reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board of Directors may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares of Common Stock or other securities reserved for issuance and delivery under the Plan, (2) the number and kind of shares of Common Stock or other securities subject to outstanding awards under the Plan; an (3) the exercise price of outstanding Options, (4) the cancellation of outstanding awards granted under the Plan in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the Committee or the Board of Directors in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee or the Board of Directors that the value of an Option shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Transaction over the exercise price of such Option shall conclusively be deemed valid); (5) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock subject to outstanding awards under the Plan; and (6) in connection with any Disaffiliation, arranging for the assumption of awards granted under the Plan, or replacement of awards granted under the Plan with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to awards under the Plan that remain based upon Company securities.

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2.8	Leaves of Absence. The Committee shall make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the Participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine:

(a)	whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan; and

(b)	the impact, if any, of any such leave of absence on any prior awards made to the Participant under the Plan.

2.9	Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.

2.10	Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the CSU award covered by this Agreement and the terms and conditions of the Plan under which such CSUs are granted, the provisions in the Plan shall govern and prevail. The CSUs, the related Dividend Equivalents and this Agreement are each subject in all respects to, and Sunoco and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of any rights earned or otherwise due to Participant hereunder.

2.11	Amendment. This Agreement shall not be amended or modified except by an instrument in writing executed by both parties to this Agreement, without the consent of any other person, as of the effective date of such amendment.

2.12	Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.13	Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

2.14	Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to Sunoco shall be deemed to have been duly given or made upon actual receipt by Sunoco. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

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(a) if to Sunoco:	SUNOCO, INC. Compensation Committee of the Board of Directors 1735 Market Street, Ste. LL Philadelphia, Pennsylvania, 19103-7583 Attention: Corporate Secretary

(b) if to the Participant:	to the address for Participant as it appears on Sunoco’s records.

2.15	Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.16	Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

SUNOCO, INC.

By:
for the Compensation Committee of the
Board of Directors

By:
Participant

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